PRINCIPAL FAMILY OF MUTUAL FUNDS
                        MULTIPLE CLASS DISTRIBUTION PLAN

Princor Financial Services Corporation ("The Distributor"), Principal Management Corporation ("Adviser") and each of the funds listed on Exhibit 1 (the "Fund or Funds") seek to allow each of the Funds to issue multiple separate classes of shares under this Multiple Class Distribution Plan (the "Plan") in reliance upon Rule 18f-3 of the Investment Company Act of 1940.

This Plan enables each Fund to offer certain investors the option of purchasing shares subject to: (i) a conventional front-end sales charge ("Class A shares") or (ii) a contingent deferred sales charge ("Class B shares"/"Class C Shares"). The Plan also permits each Fund, except Principal Tax-Exempt Bond Fund, Inc., to offer distributees of retirement plans administered by Principal Life Insurance Company, and other classes of customers identified from time-to-time by the Funds' management, a class of shares that is not subject to either a front-end or contingent deferred sales charge ("Class R shares"). Each Class represents an interest in the same portfolio of investments of a Fund.

SALES CHARGES

Class A shares

         Class A shares of the Money Market Fund are sold to the public at net asset value; no sales charge applies to purchases of the Money Market Fund. Class A shares of the Growth- Oriented and Income-Oriented Funds, except the LargeCap Stock Index and Limited Term Bond Funds, are sold to the public at the net asset value plus a sales charge which ranges from a high 4.75% to a low of 0% of the offering price (equivalent to a range of 4.99% to 0% of the net amount invested) according to the schedule below. Class A shares of the LargeCap Stock Index and Limited Term Bond Funds are sold to the public at the net asset value plus a sales charge which ranges from a high of 1.50% to a low of 0% of the offering price according to the schedule below. An investor who purchases $1 million or more of Class A shares does not pay a sales charge at the time of purchase. However, a redemption of such shares occurring within 18 months from the date of purchase will be subject to a contingent deferred sales charge ("CDSC") at the rate of .75% (.25% for the LargeCap Stock Index and Limited Term Bond Funds) of the lesser of the value of the shares redeemed (exclusive of reinvested dividend and capital gain distributions) or the total cost of such shares. Shares subject to the CDSC which are exchanged into another Principal Fund will continue to be subject to the CDSC until the original 18 month period expires. However, no CDSC is payable with respect to the redemptions of Class A shares to fund a Princor 401(a) or Princor 401(k) retirement plan, except redemptions resulting from the termination of the plan or transfer of plan assets. Certain purchases of Class A shares qualify for reduced sales charges as set forth in the Fund's registration statement as from time to time in effect.

                                             Sales Charge for
                                             All Funds Except               Sales Charge for              Dealer Allowance as
                                         LargeCap Stock Index and       LargeCap Stock Index and          % of Offering Price
                                                                                                 --       -------------------
                                         Limited Term Bond Funds        Limited Term Bond Funds      All Funds           LargeCap
                                         -----------------------        -----------------------
                                          Sales Charge as % of:          Sales Charge as % of:     Except LargeCap       Stock Index
                                                                                                     Stock Index             and
                                          Offering        Amount         Offering         Amount     and Limited        Limited Term
         Amount of Purchase                Price         Invested         Price          Invested  Term Bond Funds       Bond Funds
         ------------------                -----         --------         -----          --------  ---------------       ----------

Less than $50,000                           4.75%          4.99%           1.50%           1.52%        4.00%               1.25%
$50,000 but less than $100,000              4.25%          4.44%           1.25%           1.27%        3.75%               1.00%
$100,000 but less than $250,000             3.75%          3.90%           1.00%           1.01%        3.25%               0.75%
$250,000 but less than $500,000             2.50%          2.56%           0.75%           0.76%        2.00%               0.50%
$500,000 but less than $1,000,000           1.50%          1.52%           0.50%           0.50%        1.25%               0.25%
$1,000,000 or more                    No Sales Charge      0.00%     No Sales Charge       0.00%        0.75%               0.25%



Class B shares

         Class B shares are sold without an initial sales charge, although a CDSC will be imposed on shares redeemed within six years of purchase. The following types of shares may be redeemed without charge at any time: (i) shares acquired by reinvestment of distributions and (ii) shares otherwise exempt from the CDSC, as described below. Subject to the foregoing exclusions, the amount of the charge is determined as a percentage of the lesser of the current market value or the cost of the shares being redeemed. Therefore, when a share is redeemed, any increase in its value above the initial purchase price is not subject to any CDSC. The amount of the CDSC will depend on the number of years shares have been owned and the dollar amount being redeemed, according to the following table:

====================================================================================================================================
                        Contingent Deferred Sales Charge
                               as a Percentage of
                         Dollar Amount Subject to Charge
====================================================================================================================================
                                                                                       ---------------------------------------------
                                                                                               For Certain Sponsored Plans
                                                                                                 Commenced After 2/1/1998
                                                                                       ---------------------------------------------
                                                                                       -------------------- ------------------------
                                                                                             All Funds
                                             All Funds          LargeCap Stock Index   Except LargeCap Stock
                                       Except LargeCap Stock            and                    Index            LargeCap Stock Index
        Years Since Purchase            Index Limited Term          Limited Term            and Limited        and Limited Term Bond
            Payments Made                  Bond Funds                Bond Funds          Term Bond Funds              Funds
-----        --------------                 ----------         ---    -----------         ---------------             -----
2 years or less                                4.0%                      1.25%                  3.00%                  0.75%
more than 2 years, up to  4 years              3.0%                      0.75%                  2.00%                  0.50%
more than 4 years, up to  5 years              2.0%                      0.50%                  1.00%                  0.25%
more than 5 years, up to 6 years               1.0%                      0.25%                  None                   None
more than 6 years                              None                      None                   None                   None
===================================== ======================== ======================= ===================== ======================

         Certain purchases of Class B shares qualify for a reduced CDSC as set forth in the Fund's registration statement as from time to time in effect.

         In determining whether a CDSC is payable on any redemption, the Fund will first redeem shares not subject to any charge, and then shares held longest during the six-year period. The CDSC will be waived on redemptions of Class B shares in connection with the following types of transactions:

     a.   Shares redeemed due to a shareholder's death;

     b. Shares redeemed due to the shareholder's disability, as defined in the Internal Revenue Code of 1986 (the "Code"), as amended;

     c. Shares redeemed from retirement plans to satisfy minimum distribution rules under the Code;

     d.   Shares redeemed to pay surrender charges;

     e.   Shares redeemed to pay retirement plan fees;

     f. Shares redeemed involuntarily from small balance accounts (values of less than $300);

     g. Shares redeemed through a systematic withdrawal plan that permits up to 10% of the value of a shareholder's Class B shares of a particular Fund on the last business day of December of each year to be withdrawn automatically in equal monthly installments throughout the year;

     h. Shares redeemed from a retirement plan to assure the plan complies with Sections 401(k), 401(m), 408(k) and 415 of the Code; or

     i.   Shares redeemed from  retirement  plans qualified under Section 401(a)
          of  the  Code  due  to  the  plan  participant's  death,   disability,
          retirement or separation from service after attaining age 55.

Class C shares

Class C shares do not have a sales charge at time of purchase. However, a CDSC is imposed at a rate of 1% for redemptions within 1st year (0.50% for LargeCap Stock Index and Limited Term Bond). No CDSC is imposed on redemptions after the first year.

Class R shares

         Class R shares are purchased without an initial sales charge or a contingent deferred sales charge.

EXPENSE ALLOCATION

The Fund will pay to the distributor a distribution fee pursuant to the Fund's Rule 12b-1 distribution plan at an annual rate of (i) up to .25% (.15% for LargeCap Stock Index and Limited Term Bond Funds) of the average daily net asset value of the Class A shares; (ii) up to 1.00% (.50% for LargeCap Stock Index and Limited Term Bond Funds) of the average daily net asset value of the Class B shares; (iii) up to 1.00 % of daily net asset value (0.50% for LargeCap Stock Index and Limited Term Bond Funds) Class C shares; and (iv) up to .75% of the average daily net asset value of Class R shares (0.25% for LargeCap Stock Index Fund and 0.35% for Limited Term Bond Fund.). For accounting purposes, the classes of a Fund are identical except that the net asset value and expenses each class will reflect the Distribution Plan expenses (if any) and any Class Expenses, as defined below, attributable to the class. "Class Expenses" are limited to: (i) transfer agency fees, as identified by the Funds' transfer agent as being attributable to a specific class; (ii) blue sky registration fees incurred with respect to a class of shares; (iii) state registration fees incurred with respect to a class of shares; (iv) the expenses of administrative personnel and services as required to provide services to the shareholders of a specific class (depending on the type of service provided administrative expenses are allocated to specific classes based on the relative percentage of shareholder transactions and net asset values compared to the total of both share classes); (v) litigation or other legal expenses or audit or other accounting expenses relating solely to one class of shares; (vi) Directors' fees incurred as a result of issues relating to one class of shares; and (vii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a given class.

Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares will not be so allocated unless and until approved by the Funds' directors. Certain expenses may be allocated differently if their method of imposition changes; thus, if a Class Expense of a Fund can no longer be attributed to a class it will be allocated to the Fund as a whole.

The net asset value of all outstanding shares of each class is determined by dividing the ending total net assets applicable to a specific class by the number of shares outstanding relating to the class. Expenses are attributable to each class of shares depending on the nature of the expenditure and are accrued on a daily basis. These fall into two categories: (1) fund level expenses that are attributable to each class that are allocated based on net assets at the beginning of the day (i.e., legal, audit, etc.) and (2) certain class level expenses that may have a different cost for one class versus the other (i.e., 12b-1 fees). Because of the additional expenses that will be borne by the Class B shares, Class C shares and Class R shares, the net income attributable to and the dividends payable on Class B shares, Class C shares and Class R shares will be lower than the net income attributable to and the dividends payable on Class A shares.

CONVERSION FEATURES

Class A shares. Class A shares do not convert into any other class of shares at any time.

Class B shares. Class B shares will automatically convert to Class A shares, based on relative net asset value on the second Friday after the first Sunday of the 85th month (61st month for certain sponsored plans) after the purchase date. Class B shares acquired by exchange from Class B shares of another Principal fund will convert into Class A shares based on the time of the initial purchase. At the same time, a pro rata portion of all shares purchased through reinvestment of dividends and distributions would convert into Class A shares, with that portion determined by the ratio that the shareholder's Class B shares converting into Class A shares bears to the shareholder's total Class B shares that were not acquired through dividends and distributions. The conversion of Class B to Class A shares is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that such conversions will not constitute taxable events for Federal tax purposes. There can be no assurance that such ruling or opinion will be available, and the conversion of Class B shares to Class A shares will not occur if such ruling or opinion is not available. In such event, Class B shares would continue to be subject to higher expenses than Class A shares for an indefinite period.

Class C shares. Class C shares do not automatically convert nor will they be manually converted to any other class shares.

Class R shares. Class R shares will automatically convert to Class A shares, based on relative net asset value, on the second Friday after the first Sunday of the 49th month after the purchase date. Class R shares acquired by exchange from Class R shares of another Principal fund will convert into Class A shares based on the time of the initial purchase. At the same time, a pro rata portion of all shares purchased through reinvestment of dividends and distributions would convert into Class A shares, with that portion determined by the ratio that the shareholder's Class R shares converting into Class A shares bears to the shareholder's total Class R shares that were not acquired through dividends and distributions. The conversion of Class R shares to Class A shares is subject to the continuing availability of a ruling from the Internal Revenue Service or an opinion of counsel that such conversions will not constitute taxable events for Federal tax purposes. There can be no assurance that such ruling or opinion is not available. In such event, Class R shares would continue to be subject to higher expenses than Class A shares for an indefinite period.

EXCHANGE FEATURES

Class A shares. Class A shares of any Fund (except the Money Market Fund, LargeCap Stock Index Fund and the Limited Term Bond Fund) may be exchanged at the net asset value for Class A shares of any other Principal Fund at any time.

Class A shares of the LargeCap Stock Index and Limited Term Bond Funds may be exchanged at net asset value for Class A shares of any Fund at any time three months after the purchase of such shares.

The CDSC that might apply to certain Class A shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class A shares of the Money Market Fund acquired by direct purchase may not be exchanged for other Class A shares without payment of a sales charge. However, Class A shares of this Fund acquired by exchange of any other Principal Fund shares, or by conversion of Class B or Class R shares, and additional shares which have been purchased by reinvesting dividends earned on such shares, may be exchanged for other Class A shares without a sales charge. In addition, Class A shares of the Money Market Fund acquired by direct purchase or reinvestment of dividends on such shares may be exchanged for Class B shares of any Growth-Oriented or Income-Oriented Fund.

Class B shares. Class B shares for all Funds may be exchanged at net asset value at any time for Class B shares of any Fund.

The CDSC that might apply to Class B shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class C shares. Class C shares for all Funds may be exchanged at net asset value at any time for Class C shares of any Fund.

The CDSC that might apply to Class C shares upon redemption will not apply if these shares are exchanged for shares of another Fund. However, for purposes of computing the CDSC on the shares acquired through this exchange, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased. The amount of the CDSC will be determined by reference to the CDSC table to which the exchanged shares were subject.

Class R shares. Class R shares for all Funds may be exchanged at net asset value at any time for Class R shares of any Fund. For purposes of computing the length of time Class R shares acquired by the exchange are held prior to conversion to Class A shares, the length of time the acquired shares have been owned by a shareholder will be measured from the date the exchanged shares were purchased.

                                    Exhibit 1


Principal Balanced Fund, Inc.
Principal Blue Chip Fund, Inc.
Principal Bond Fund, Inc.
Principal Capital Value Fund, Inc.
Principal Cash Management Fund, Inc.
Principal European Equity Fund, Inc.
Principal Government Securities Income Fund, Inc.
Principal Growth Fund, Inc.
Principal High Yield Fund, Inc.
Principal International Fund, Inc.
Principal International Emerging Markets Fund, Inc.
Principal International SmallCap Fund, Inc.
Principal LargeCap Stock Index Fund, Inc.
Principal Limited Term Bond Fund, Inc.
Principal MidCap Fund, Inc.
Principal Pacific Basin Fund, Inc.
Principal Partners Aggressive Growth Fund, Inc.
Principal Partners LargeCap Blend Fund, Inc.
Principal Partners LargeCap Growth Fund, Inc.
Principal Partners LargeCap Value Fund, Inc.
Principal Partners MidCap Growth Fund, Inc.
Principal Partners SmallCap Growth Fund, Inc.
Principal Real Estate Fund, Inc.
Principal SmallCap Fund, Inc.
Principal Tax-Exempt Bond Fund, Inc.
Principal Utilities Fund, Inc.